                                                                 Exhibit 12


                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES



                                          SEPTEMBER   SEPTEMBER
       (DOLLARS IN THOUSANDS)                1996        1995
                                         -----------  ----------

         EARNINGS:
   PRE-TAX  INCOME                          65,583      61,143
   ADD:  FIXED  CHARGES                     11,663      12,560
   LESS:  INTEREST  CAPITALIZATION            (103)       (617)
                                           -------     -------

                      TOTAL EARNINGS        77,143      73,086
                                           =======     =======


FIXED  CHARGES:
   INTEREST  EXPENSE                         9,861      11,343
   INTEREST  CAPITALIZATION                    103         617
   INTEREST  PORTION  OF RENTAL EXPENSE      1,699         600
                                           -------     -------

                   TOTAL FIXED CHARGES      11,663      12,560
                                           =======     =======


                      TOTAL EARNINGS        77,143      73,086


DIVIDED  BY:
                   TOTAL FIXED CHARGES      11,663      12,560
                                           -------     -------


                          RATIO               6.61        5.82



NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION. INTEREST PORTION OF RENTAL EXPENSE INCLUDES CONSERVATIVE ESTIMATES BASED ON ACTUAL AMOUNTS FROM PRIOR YEARS.